October 28, 2005

M-Systems Flash Disk Pioneers Ltd.

M-Systems Finance Inc.

c/o M-Systems Flash Disk Pioneers Ltd.

7 Atir Yeda St., Kfar Saba, Israel 44425

Ladies and Gentlemen:

Re: Registration Statement on Form F-3

We have acted as Israeli counsel for M-Systems Flash Disk Pioneers Ltd., an Israeli company (the "Company"), in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of the sale from time to time of ordinary shares, par value NIS 0.001 per share, of the Company (the "Shares").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Memorandum of Association and Articles of Association of the Company, (2) resolutions of the Board of Directors of the Company, and (3) the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers and other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.   In making our examination of documents executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such other parties.  As to any fact material to the opinions expressed herein which were not independently established or verified, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.  We have assumed without independent investigation the accuracy of the statements set forth in the certificate of officers of the Company delivered to us in connection with this opinion.

As to any document referred to herein which by its terms purports to be governed by the laws of any jurisdiction other than the State of Israel, our opinion expressed with regard thereto is based solely on our understanding of the plain language of such documents.

__1__

Members of our firm are admitted to practice in the State of Israel, and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Israel.

2. The Shares have been duly and legally authorized and reserved for issuance and, when issued, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the appearance of our firm's name under the caption "Legal Matters" in the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Meitar Liquornik Geva & Leshem Brandwein

__2__